UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2014

MANPOWERGROUP INC.
(Exact name of registrant as specified in its charter)

Wisconsin	1-10686	39-1672779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Manpower Place Milwaukee, Wisconsin	53212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (414) 961-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As announced earlier this year, effective May 1, 2014, Jonas Prising assumed the role of the Chief Executive Officer of ManpowerGroup Inc. (the “Company”), Jeffrey Joerres assumed the role of Executive Chairman and Darryl Green assumed the role of the Company’s President and Chief Operating Officer.

Effective as of May 1, 2014, in connection with the change in roles and responsibilities for each of these executive officers, the Company has revised certain components of the compensation packages applicable to each of them.  Mr. Prising’s base salary was increased to $1,100,000, Mr. Joerres’s base salary was decreased to $1,000,000, and Mr. Green’s base salary was increased to $800,000.  The Company has amended its compensation agreement with Mr. Joerres to reflect his reduced salary.  In addition, the Company approved revised annual target incentive opportunities for each executive officer, also effective May 1, 2014.  Mr. Prising’s target annual incentive was increased to 150% of his salary, Mr. Joerres’ target annual incentive was decreased to 125% of his salary, and Mr. Green’s target annual incentive was increased to 100% of his salary.  Also, in connection with their increased roles and responsibilities, on May 1, 2014, the Company awarded additional long-term incentives to Mr. Prising and Mr. Green in the form of performance share units (PSUs), stock options and restricted stock units (RSUs).  The composition of the additional long-term incentive grants was based on the same mix that the Company granted to the officers as part of their annual awards earlier this year in February (60% PSUs, 20% options and 20% RSUs) and the awards were made on substantially the same terms as were applicable to the annual grants made in February.  The additional long-term incentive grants resulted in Mr. Prising receiving 26,265 PSUs (at target), 26,510 stock options and 8,755 RSUs and Mr. Green receiving 10,944 PSUs (at target), 11,046 stock options and 3,648 RSUs.

Effective as of May 1, 2014, the Company has entered into a new severance agreement with Mr. Prising in connection with his promotion to the role of CEO.  This severance agreement replaces his previous severance agreement dated as of February 12, 2012.  The new severance agreement contains terms similar to the severance agreement that the Company has previously entered into with Mr. Joerres.  The new severance agreement expires on the first to occur of (1) the date two years after the occurrence of a change of control of the Company or (2) May 1, 2017 if no such change of control occurs before May 1, 2017.

Under Mr. Prising’s severance agreement, upon the involuntary termination of his employment (other than for cause) or upon his voluntary termination of employment for good reason, he is entitled to receive a severance payment equal to the sum of his base salary and target level annual incentive. The severance payment is capped at 2 1/2 times his base salary in effect at the time of the termination.  In the event the termination occurs in the two-year period following a change of control of the Company or during a “protected period” (generally, the six-month period prior to a change of control), the severance payment payable to him is equal to three times the sum of his base salary and target level annual incentive. The cap described above does not apply in the event of a change of control.  The definitions of “change of control,” “cause” and “good reason” under the severance agreement are the same as under the Company’s severance agreement with Mr. Joerres.

All severance payments under the severance agreement are contingent upon Mr. Prising signing a general release in favor of the Company and are payable to him in a lump sum within 30 days following the date of termination.

Under the severance agreement, Mr. Prising is bound by a non-competition agreement in favor of the Company following the termination of his employment for any reason, except where the termination occurs within the two-year period following a change of control or during a protected period and is either involuntary (other than for cause) or is for good reason.

Under the severance agreement, upon Mr. Prising’s (i) involuntary termination (other than for “cause”), (ii) voluntary termination for good reason or (iii) termination due to the death or disability of Mr. Prising, he is entitled to receive a prorated incentive for the year in which termination occurs.

The Company has agreed to pay for continued health insurance for Mr. Prising for a 12-month period following an involuntary termination of his employment (other than for cause) or a voluntary termination of his employment for good reason.  Furthermore, if such a termination occurs with the two-year period following a change of control or during a protected period (generally, the six-month period prior to a change of control), the health insurance benefits will continue for 18 months.

Finally, effective as of May 1, 2014, the Company amended its 2012 and 2013 long-term incentive awards to Mr. Joerres and Mr. Van Handel.  For the 2012 and 2013 outstanding PSU grants held by each of them, the Company has amended the awards to provide that in the event of an involuntary termination of their employment (other than for cause), a voluntary termination of their employment for good reason, or a retirement (after reaching age 55 with 10 years of service), any earned PSUs under such awards which have not yet been paid will become fully vested.   In addition, for the 2012 and 2013 outstanding RSU and stock grants held by Mr. Joerres, the Company has amended the awards to provide that in the event of his involuntary termination of employment (other than for cause) or a voluntary termination of his employment for good reason before he reaches age 55, any unvested RSUs or Options under such awards shall become fully vested.  Cause and good reason shall have the same meaning as in each of the executive’s severance agreements dated February 20, 2014.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 2, 2014	MANPOWERGROUP INC.

By:	/s/ Richard Buchband
Richard Buchband
Senior Vice President, General Counsel and Secretary